Exhibit 10.2
Troy ParentCo LLC
Troy TopCo LP
c/o Blackstone Infrastructure Partners L.P.
345 Park Avenue
New York, NY 10154
July 17, 2026
TXNM Energy, Inc.
414 Silver Avenue SW
Albuquerque, New Mexico 87102
Attention: General Counsel

Re: Consent and Use of Proceeds

Ladies and Gentlemen:

Reference is made to (a) that certain Agreement and Plan of Merger, dated as of May 18, 2025 (the “Merger Agreement”), by and among Troy ParentCo LLC, a Delaware limited liability company (“Parent”), Troy Merger Sub Inc., a New Mexico corporation (“Merger Sub”), and TXNM Energy, Inc., a New Mexico corporation (“TXNM”), (b) that certain Stock Purchase Agreement, dated as of May 18, 2025 (the “SPA”), by and between TXNM and Troy TopCo LP, a Delaware limited partnership (“TopCo”), (c) the Waiver, dated the date hereof, executed by Parent, Merger Sub and TXNM (the “Waiver”), and (d) the Letter, dated the date hereof, from Parent to TXNM consenting to certain updates to the Company Disclosure Schedule (the “Consent Letter”). The undersigned hereby enter into this letter agreement (this “Letter Agreement”) to memorialize the following consent and related terms and conditions in accordance with the Merger Agreement. Capitalized terms used but not defined in this Letter Agreement have the meanings given in the Merger Agreement.

1.Debt Financing.
a.Consent. Subject to and conditioned upon compliance with all other terms of this Letter Agreement, solely for purposes of Section 5.1(c)(x) of the Merger Agreement, Parent hereby consents to TXNM incurring up to $400 million of principal amount of long-term unsecured indebtedness pursuant to the Term Loan Agreement, to be entered into on the date hereof, between TXNM and Wells Fargo in the form provided to Parent prior to the date of this Letter Agreement (the “Debt Financing”). Upon entry into this Letter Agreement, the $335 million of principal amount of long-term unsecured indebtedness of TXNM contemplated by Section 5.1(c)(x) of the Company Disclosure Schedule shall be deemed irrevocably exhausted, whether or not previously utilized by any previously incurred indebtedness or utilized by the Debt Financing.

b.Use of Proceeds. No later than the date that is five Business Days after the date of this Letter Agreement, TXNM shall draw $400 million from the Debt Financing and pay to TopCo such $400 million in repayment of the $400 million paid to TXNM under the SPA (such repayment of the full amount of $400 million to TopCo, the “Repayment”). TXNM agrees that (a) it and its Subsidiaries shall solely and exclusively draw on the Debt Financing, and shall solely and exclusively use the proceeds of the Debt Financing, to pay the Repayment in full in a single payment, (b) it shall pay the Repayment in full in a single payment substantially concurrently with, and in any event on the same Business Day as, any draw on the Debt Financing, (c) it shall effect the Repayment through a direct wire transfer of immediately available funds from TXNM’s lenders of the Debt Financing to TopCo or its designee, and (d) it shall not draw or use the Debt Financing for any other purpose. Unless prohibited by applicable Law, all amounts paid to TopCo as dividends may be retained by TopCo in lieu of interest on the amount of the Repayment. TopCo authorizes TXNM to instruct Computershare to cancel the 8,000,000 shares of Company Common Stock issued to TopCo under the SPA that are in TXNM’s Computershare account.

c.Regulatory and Approval Matters. TXNM and Parent agree to use reasonable best efforts to file, as soon as reasonably practicable but in any event within five Business Days following the Repayment, the compliance report (the “Compliance Report”) required by the July 2, 2026 Final Order on Show Cause Proceeding in Docket No. 25-00060-UT (the “Final Order”) with the New Mexico Public Regulation Commission (the “Commission”) detailing the Debt Financing and Repayment as the means of unwinding the transaction contemplated by the SPA. TXNM hereby represents and warrants to Parent and TopCo that no Consent or Filing is required for the Debt Financing, any draw thereon or consummation of the Repayment, including from any other lender of TXNM or any of its Subsidiaries.

2.Equity Financing.
a.Consent. Subject to and conditioned upon compliance with all other terms of this Letter Agreement, solely for purposes of Section 5.1(c)(iii) of the Merger Agreement, Parent hereby consents to TXNM issuing such number of shares of Company Common Stock that results in $400 million of gross proceeds (the “Equity Financing”); provided, that TXNM shall not issue any such Company Common Stock at an individual or aggregate price of less than $50.00 per share of Company Common Stock.

b.Use of Proceeds. TXNM shall immediately use the net proceeds of any Equity Financing to repay the Debt Financing.

c.Regulatory and Approval Matters. TXNM agrees that it shall be solely responsible for obtaining any prior approval necessary for the Equity Financing and shall not consummate the Equity Financing without obtaining a declaration from the Commission that no such prior approval is necessary. Further to the foregoing, within 15 Business Days of the date hereof, TXNM will file for a declaration from the Commission that the Equity Financing does not require prior approval. To the extent the Commission directs TXNM to pursue an alternative regulatory path relating to the Equity Financing, TXNM may follow the Commission’s direction as to the Equity Financing, subject to the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

3.Waiver. Each of the undersigned hereby irrevocably and unconditionally waives (a) to the extent the facts or circumstances giving rise thereto have actually occurred and are actually known to such undersigned as of the date of this Letter Agreement (i) any actual breach or alleged breach of any representation, warranty, covenant or agreement of the Merger Agreement or the SPA arising on or prior to the date of this Letter Agreement and (ii) any claim that any such breach or alleged breach constitutes, contributed to, or shall be taken into account in any regard in determining whether there has been, is or would reasonably expected to be, a Company Material Adverse Effect or Parent Material Adverse Effect, a Legal Restraint or a breach of the Merger Agreement or SPA (collectively, the foregoing clauses (i) and (ii), the “Waived Breaches and Claims”), and (b) any right or claim to terminate the Merger Agreement under Section 8.1(b), Section 8.1(d)(i), Section 8.1(e)(i) or Section 8.1(g) thereof as a result of, or based in whole or part on, the Waived Breaches and Claims. The Waived Breaches and Claims shall include, but not be limited to, any breach or alleged breach or claim based on facts or circumstances giving rise thereto that have actually occurred and are actually known as of the date of this Letter Agreement arising out of (A) the March 11, 2026 Order Directing Joint Applicants to Show Cause in Docket No. 25-00060-UT (the “Show Cause Order”), the Recommended Decision for Show Cause Proceeding, dated June 8, 2026, issued by the Hearing Examiners for the Commission (Docket No. 25-00060-UT), or the Final Order, (B) the absence of any Commission approval for the issuance and sale of Company Common Stock contemplated by the SPA, or (C) the determination by the Commission that the SPA and the issuance and sale of Company Common Stock contemplated thereby are void. For the avoidance of doubt, the parties acknowledge that they have mutually agreed on the course of action contemplated by this Letter Agreement, the Waiver and the Consent Letter and that any delays or similar adverse consequences in the proceedings with, or Required Regulatory Approval of, the Commission arising from the parties’ compliance with this Letter Agreement or the Waiver shall not constitute a breach of the Merger Agreement or the SPA or a Company Material Adverse Effect, Parent Material Adverse Effect or Legal Restraint under the Merger Agreement.

4.Miscellaneous. Except as expressly set forth herein or in the Waiver, (a) the parties reserve all of their rights under the Merger Agreement and (b) this Letter Agreement shall not constitute a waiver, release, amendment or modification of any rights, claims or obligations under the Merger Agreement. This Letter Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the Laws of any jurisdiction other than the State of Delaware). This Letter Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Sections 8.4, 8.5 and 8.6, the last two sentences of Section 9.5, Sections 9.6, 9.8, 9.10, 9.11, 9.12, 9.14 and 9.16 of the Merger Agreement are hereby incorporated in this Letter Agreement by reference mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TROY PARENTCO LLC By: BIP Holdings Manager L.L.C. Its: Manager By: /s/ Sebastien Sherman Name: Sebastien Sherman Title: Senior Managing Director	TROY TOPCO LP By: Troy GP LLC Its: General Partner By: BIP Holdings Manager L.L.C. Its: Manager By: /s/ Sebastien Sherman Name: Sebastien Sherman Title: Senior Managing Director
ACCEPTED AND AGREED: TXNM ENERGY, INC. By: /s/ Joseph D. Tarry Name: Joseph D. Tarry Title: President and CEO	TROY MERGER SUB INC. By: /s/ Sebastien Sherman Name: Sebastien Sherman Title: Chief Executive Officer

[Signature Page to Letter Agreement Re: Debt Financing and Use of Proceeds]